EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED THIRD QUARTER FISCAL 2014 EARNINGS PER DILUTED SHARE OF $2.57

—	Third Quarter Net Revenues Increased 9% to $2.0 Billion

—	Earnings Per Diluted Share Increased 11% to $2.57 in the Third Quarter

—	The Company Raises its Fiscal 2014 Revenue Outlook to the Top End of its Previous Guidance Range

—	The Company's Board of Directors Authorizes an Additional $500 Million Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)—February 5, 2014-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $237 million, or $2.57 per diluted share, for the third quarter of Fiscal 2014, compared to net income of $216 million, or $2.31 per diluted share, for the third quarter of Fiscal 2013.

The Company's Board of Directors authorized an additional $500 million stock repurchase program permitting the Company to purchase shares of Class A Common Stock, subject to market conditions. This amount is in addition to the $230 million available at the end of the third quarter of Fiscal 2014 as part of a previously authorized stock repurchase program, bringing the Company's total current authorizations to $730 million.

“We’ve accomplished a lot in the first nine months of the year,” said Ralph Lauren, Chairman and Chief Executive Officer. “The accelerated revenue and profit growth we achieved this quarter across all markets is a tribute to the enduring strength and global appeal of the World of Ralph Lauren. Momentum was strong across our diverse brand portfolio that includes the pinnacle of luxury with Ralph Lauren Collection and Purple Label, as well as Polo, Denim & Supply, Chaps and Club Monaco. We are excited to build on that momentum by continuing to expand in new categories, like our growing accessories business, and launching women’s Polo, which will be heralded into the market when we open our Fifth Avenue Polo flagship in New York later this year. I am confident we have the right strategies to accomplish our goals and I couldn’t be more optimistic about the prospects ahead.”

“We set aggressive goals for the third quarter and we are proud to have achieved them in the context of such a challenging operating environment,” said Jacki Nemerov, President & Chief Operating Officer. “Strong international and e-commerce growth is a clear demonstration that our sustained investment in the business is paying off. The allure of our products, the distinctiveness of our in-store customer experience and the effectiveness of our marketing and advertising efforts are a winning combination, especially when matched with the disciplined operational management of our global teams. We intend to maximize these competitive advantages as we continue to make prudent investments in emerging merchandise categories and regions, in new stores, e-commerce platforms, and in our infrastructure.”

Third Quarter Fiscal 2014 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2014 rose 9% to $2.0 billion.  Excluding the net negative impact from foreign currency translation and discontinued businesses, net revenues increased approximately 11%. Revenue growth was broad-based, with the

Americas, Europe and Asia all reporting high single digit increases or better in constant currency.

—
Wholesale Sales. Wholesale segment sales grew 14% to $840 million in the third quarter of Fiscal 2014.  Wholesale revenue growth was primarily a result of strong momentum in core North American merchandise categories, the contribution from the newly transitioned Chaps menswear operations and improved trends in Europe.

—
Retail Sales. Retail sales rose 6% to $1.1 billion in the third quarter, reflecting the incremental contribution from new stores, including newly transitioned operations in Australia/New Zealand, and comparable store sales growth that was partially offset by the net negative impact of foreign currency translation. Excluding the impacts of discontinued businesses and foreign currency effects, retail sales rose 10% from the prior year period. Consolidated comparable store sales increased 1% on a reported basis and 2% in constant currency during the third quarter.

—
Licensing. Licensing revenues of $45 million in the third quarter were 12% below the prior year period as higher licensing revenues for Ralph Lauren products were more than offset by lower Chaps and Australia/New Zealand licensing revenues due to recent license take-backs.

Gross Profit. Gross profit for the third quarter of Fiscal 2014 increased 7% to $1.2 billion. Gross profit margin of 58.2% was 110 basis points lower than the comparable prior year period, primarily due to the mix impact from the integration of the Chaps menswear operations and unfavorable foreign currency dynamics that more than offset improved profitability in core operations.

Operating Expenses. Operating expenses of $838 million in the third quarter were 6% greater than the prior year period, reflecting overall business expansion and continued investment in the Company’s strategic growth initiatives. Operating expense rate of 41.6% was 120 basis points lower than the third quarter of Fiscal 2013 as disciplined operational management provided strong expense leverage on accelerated revenue growth.

Operating Income. Operating income rose 10% to $334 million in the third quarter of Fiscal 2014. Operating margin of 16.6% was 10 basis points greater than the third quarter of Fiscal 2013 as the decline in gross profit margin was more than offset by operating expense leverage.

—
Wholesale Operating Income. Wholesale operating income increased 16% to $168 million in the third quarter of Fiscal 2014. Wholesale operating margin improved 20 basis points to 19.9% as improved profitability in certain core operations was partially offset by the mix impact from the integration of Chaps men’s sportswear and net negative foreign currency effects.

—
Retail Operating Income. Retail operating income of $223 million in the third quarter of Fiscal 2014 was 11% higher than the prior year period and retail operating margin improved 90 basis points to 19.8%. The improvement in retail segment profitability was achieved despite increased expenses associated with the Company’s global store and e-commerce development efforts.

—	Licensing Operating Income. Licensing operating income of $34 million was 8% below the prior year period due to lower licensing revenues.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2014 was $237 million, 10% higher than the $216 million achieved in the comparable period of Fiscal 2013, and net income per diluted share increased 11% to $2.57 from $2.31 for the same time period. The growth in net income and net income per diluted share was principally the result of higher operating income, as the effective tax rate of 27% was in line with the prior year period.

Third Quarter Fiscal 2014 Balance Sheet and Cash Flow Review
The Company ended the third quarter with $1.4 billion in cash and investments, or $1.1 billion in cash and investments net of debt ("net cash"), both of which were in line with the comparable prior year period. The third quarter ended with inventory of $1.1 billion compared to $981 million in the comparable prior year period. The growth in inventory primarily reflects the integration of formerly licensed operations as directly operated businesses; inventory for new stores and e-commerce operations; and investment to support anticipated sales growth.

The Company had $81 million in capital expenditures in the third quarter of Fiscal 2014, compared to $78 million in the prior year period. The Company repurchased approximately 1.1 million shares of Class A Common Stock during the third quarter.

Global Retail Store Network
The Company ended the third quarter of Fiscal 2014 with 435 directly operated stores, comprised of 136 Ralph Lauren stores, 63 Club Monaco stores and 236 Polo factory stores. The Company also operated 518 concession shop locations worldwide at the end of the third quarter. In addition to Company-operated locations, international licensing partners operated 57 Ralph Lauren stores and 13 dedicated shops, as well as 105 Club Monaco stores and shops at the end of the third quarter.

Fiscal 2014 Outlook
In the fourth quarter of Fiscal 2014, the Company expects consolidated net revenues to increase by 10%-12%, including an approximate 100 basis point net negative impact from foreign currency translation and discontinued businesses. Operating margin for the fourth quarter of Fiscal 2014 is expected to improve 50-90 basis points from the 11.1% achieved in the comparable prior year period as a lower gross margin is more than offset by anticipated operating expense leverage despite continued investments to support the Company’s strategic growth objectives. The fourth quarter tax rate is estimated at 30%.

The Company is raising its full year, Fiscal 2014 revenue outlook to 7% growth, which is the high end of the previous 5%-7% range and includes an approximate 150-200 basis point net negative impact from foreign currency translation and discontinued businesses. Based on the anticipated fourth quarter margin dynamics, operating margin for Fiscal 2014 is expected to be 110-120 basis points below the prior year’s record 16.2%, which compares to the prior outlook of an approximate 75 basis point contraction. As a reminder, the anticipated decline in Fiscal 2014 operating margin is primarily due to the integration of certain formerly licensed merchandise categories and geographic regions to directly controlled operations, accelerated investment in the Company’s long-term growth initiatives and unfavorable foreign currency effects. The full year Fiscal 2014 tax rate is currently estimated at 29% compared to a prior expectation of 30%. The net impact of the Company’s updated Fiscal 2014 expectations remains in the range of its prior outlook.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 5, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal 2014 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, February 5, 2014 through 6:00 P.M. Eastern, Wednesday, February 12, 2014 by dialing 402-220-3886 and entering passcode 3709.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 46 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain or may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies, to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the uncertain state of the global economy on consumer purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	December 28,	March 30,	December 29,
	2013	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$882	$974	$999
Short-term investments	533	325	313
Accounts receivable, net of allowances	425	458	384
Inventories	1,117	896	981
Income tax receivable	32	29	19
Deferred tax assets	125	120	126
Prepaid expenses and other current assets	228	161	180

Total current assets	3,342	2,963	3,002

Non-current investments	5	81	89
Property and equipment, net	1,299	932	926
Deferred tax assets	21	22	16
Goodwill	958	968	993
Intangible assets, net	305	328	340
Other non-current assets	130	124	123

Total assets	$6,060	$5,418	$5,489

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$-	$267	$274
Accounts payable	207	147	146
Income tax payable	49	43	89
Accrued expenses and other current liabilities	728	664	682

Total current liabilities	984	1,121	1,191

Long-term debt	300	-	-
Non-current liability for unrecognized tax benefits	122	150	156
Other non-current liabilities	620	362	372

Total liabilities	2,026	1,633	1,719

Equity:
Common stock	1	1	1
Additional paid-in-capital	1,952	1,752	1,760
Retained earnings	5,144	4,647	4,556
Treasury stock, Class A, at cost	(3,167)	(2,709)	(2,708)
Accumulated other comprehensive income	104	94	161

Total equity	4,034	3,785	3,770

Total liabilities and equity	$6,060	$5,418	$5,489

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 28,	December 29,
	2013	2012

Wholesale net sales	$840	$733
Retail net sales	1,130	1,062

Net sales	1,970	1,795

Licensing revenue	45	51

Net revenues	2,015	1,846

Cost of goods sold(a)	(843)	(752)

Gross profit	1,172	1,094

Selling, general, and administrative expenses(a)	(815)	(768)
Amortization of intangible assets	(9)	(7)
Impairment of assets	-	(11)
Restructuring and other charges	(14)	(3)
Total other operating expenses, net	(838)	(789)

Operating income	334	305

Foreign currency losses	(4)	(4)

Interest expense	(4)	(5)

Interest and other income, net	-	1

Equity in losses of equity-method investees	(2)	(2)

Income before provision for income taxes	324	295

Provision for income taxes	(87)	(79)

Net income	$237	$216

Net income per share - Basic	$2.62	$2.37

Net income per share - Diluted	$2.57	$2.31

Weighted average shares outstanding - Basic	90.1	91.1

Weighted average shares outstanding - Diluted	91.8	93.3

Dividends declared per share	$0.45	$0.40

(a) Includes total depreciation expense of:	$(58)	$(54)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 28,	December 29,
	2013	2012

Wholesale net sales	$2,503	$2,342
Retail net sales	2,953	2,820

Net sales	5,456	5,162

Licensing revenue	127	139

Net revenues	5,583	5,301

Cost of goods sold(a)	(2,323)	(2,120)

Gross profit	3,260	3,181

Selling, general, and administrative expenses(a)	(2,327)	(2,201)
Amortization of intangible assets	(28)	(20)
Gain on acquisition of Chaps	16	-
Impairment of assets	-	(12)
Restructuring and other charges	(16)	(3)
Total other operating expenses, net	(2,355)	(2,236)

Operating income	905	945

Foreign currency losses	(9)	(7)

Interest expense	(16)	(16)

Interest and other income, net	4	4

Equity in losses of equity-method investees	(7)	(5)

Income before provision for income taxes	877	921

Provision for income taxes	(254)	(298)

Net income	$623	$623

Net income per share - Basic	$6.89	$6.80

Net income per share - Diluted	$6.74	$6.63

Weighted average shares outstanding - Basic	90.4	91.6

Weighted average shares outstanding - Diluted	92.4	93.9

Dividends declared per share	$1.25	$1.20

(a) Includes total depreciation expense of:	$(165)	$(154)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended December 28, 2013 and December 29, 2012 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Net revenues:
Wholesale	$840	$733	$2,503	$2,342
Retail	1,130	1,062	2,953	2,820
Licensing	45	51	127	139
Total net revenues	$2,015	$1,846	$5,583	$5,301

Operating income:
Wholesale	$168	$146	$524	$532
Retail	223	201	518	537
Licensing	34	37	98	101
	425	384	1,140	1,170
Less:
Unallocated corporate expenses	(77)	(76)	(235)	(222)
Gain on acquisition of Chaps	-	-	16	-
Unallocated restructuring and other charges, net	(14)	(3)	(16)	(3)
Total operating income	$334	$305	$905	$945

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended December 28, 2013 % Change		Nine Months Ended December 28, 2013 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	1%	2%	0%	2%

Operating Segment Data

	Three Months Ended		% Change
	December 28, 2013	December 29, 2012	As Reported	Constant Currency
Wholesale net sales	$840	$733	14.5%	14.4%
Retail net sales	1,130	1,062	6.4%	7.8%
Net sales	1,970	1,795	9.7%	10.5%
Licensing revenue	45	51	(11.9%)	(11.9%)
Net revenues	$2,015	$1,846	9.1%	9.9%

	Nine Months Ended		% Change
	December 28, 2013	December 29, 2012	As Reported	Constant Currency
Wholesale net sales	$2,503	$2,342	6.8%	6.8%
Retail net sales	2,953	2,820	4.7%	6.3%
Net sales	5,456	5,162	5.7%	6.6%
Licensing revenue	127	139	(8.7%)	(8.7%)
Net revenues	$5,583	$5,301	5.3%	6.2%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

Presented below is a reconciliation of the Company’s non-GAAP measure of reported to adjusted revenues:

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(unaudited)

Three Months Ended
December 28, 2013

Net revenue growth, as reported	9%
Impacts of foreign currency and discontinued businesses	2%
Adjusted net revenue growth	11%

Net retail revenue growth, as reported	6%
Impacts of foreign currency and discontinued businesses	4%
Adjusted net retail revenue growth	10%

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Winnie Lerner, 212-583-2262